Exhibit 99.1

Wayside Technology Group Reports Second Quarter 2022 Results

Net Income Up 56% to $2.8 Million or $0.63 per Share, with Adjusted EBITDA (non-GAAP) up 27% to $4.5 Million

Fifth Consecutive Quarter of Double-Digit Profitability Improvements

EATONTOWN, N.J., August 3, 2022 -- Wayside Technology Group, Inc. (NASDAQ: WSTG) (“Wayside” or the “Company”), a value-added global IT channel company providing innovative sales and distribution solutions for emerging technology vendors, is reporting results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights vs. Same Year-Ago Quarter

●	Net sales were $67.9 million compared to $75.4 million.
●	Adjusted gross billings (a non-GAAP financial measure defined below) increased 3% to $241.8 million.
●	Gross profit increased 14% to $12.5 million.
●	Net income increased 56% to $2.8 million or $0.63 per diluted share.
●	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 27% to $4.5 million.

Management Commentary

“Our Q2 results were highlighted by another period of improved profitability as we generated a double digit increase in gross profit and material increases in net income and adjusted EBITDA,” said CEO Dale Foster. “We also expanded our leadership team during the quarter with the promotion of Tim Popovich as President of Climb North America. With over 18 years of experience at Climb and even longer in the IT channel, Tim brings a wealth of expertise to the business as a key executive.

“As we progress through the second half of the year, we plan to continue executing on our core initiatives – generating organic growth with existing vendors and customers while adding new emerging vendors to our line card. We will also continue to evaluate M&A opportunities that can enhance our geographic footprint and service offerings and anticipate sharing further updates this quarter. We are closely monitoring the evolving macroeconomic conditions and its potential impact on our business, however we believe we are well positioned to continue driving growth through our global network of vendors and customers.”

Dividend

Subsequent to quarter end, on August 2, 2022, Wayside’s board of directors declared a quarterly dividend of $0.17 per share of its common stock payable on August 19, 2022 to shareholders of record on August 15, 2022.

Second Quarter 2022 Financial Results

Net sales in the second quarter of 2022 were $67.9 million compared to $75.4 million for the same period in 2021 and an unfavorable impact of foreign exchange rates. The decrease is attributed to record net sales with one of the Company’s vendors in the same period in 2021. Excluding that vendor and the unfavorable impact of foreign exchange rates, the Company grew net sales by nearly 10% with the remaining top 20 partners. In addition, adjusted gross billings in the second quarter of 2022 increased $6.7 million to $241.8 million compared to $235.1 million for the same period in 2021, an increase of 3%.

Gross profit in the second quarter of 2022 increased 14% to $12.5 million compared to $11.0 million for the same period in 2021. The increase in gross profit was driven by organic growth with the Company’s top 20 vendors, as well as fewer customers taking advantage of early-pay discounts compared to the year-ago period.

Total selling, general, and administrative (“SG&A”) expenses in the second quarter of 2022 were $8.4 million compared to $8.5 million for the same period in 2021. SG&A as a percentage of net sales was 12.3% for the second quarter of 2022 compared to 11.3% in the same period in 2021. SG&A as a percentage of adjusted gross billings was 3.5% for the second quarter of 2022 compared to 3.6%.

Net income in the second quarter of 2022 increased 56% to $2.8 million or $0.63 per diluted share, compared to $1.8 million or $0.41 per diluted share for the same period in 2021.

Adjusted EBITDA in the second quarter of 2022 increased 27% to $4.5 million compared to $3.5 million for the same period in 2021.

Net income as a percentage of gross profit for the second quarter of 2022 was 22.4% compared to 16.3% in the year ago quarter. Effective margin, which is defined as adjusted EBITDA as a percentage of gross profit, increased to 35.8% in the second quarter of 2022 compared to 32.0% for the same period in 2021.

On June 30, 2022, cash and cash equivalents remained flat at $29.3 million compared to December 31, 2021, while working capital increased by $5.4 million during this period. The Company had $2.1 million of debt on June 30, 2022, with no borrowings outstanding under either its $20 million or £8 million credit facilities.

Conference Call

The Company will conduct a conference call tomorrow, August 4, 2022, at 8:30 a.m. Eastern time to discuss its results for the second quarter ended June 30, 2022.

Wayside management will host the conference call, followed by a question-and-answer period.

Date: Thursday, August 4, 2022
Time: 8:30 a.m. Eastern time
Dial-in registration link: here
Live webcast registration link: here

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be available for replay on the investor relations section of the Company’s website at www.waysidetechnology.com.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is a value-added global IT distribution and solutions company specializing in emerging and disruptive technologies. Wayside operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and CloudKnowHow. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting www.waysidetechnology.com.

Non-GAAP Financial Measures

Wayside Technology uses non-GAAP financial measures, including adjusted gross billings and adjusted EBITDA, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Wayside’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The attached tables provide a reconciliation of each non-GAAP financial measure to the most nearly comparable measure under U.S. GAAP.

Forward-Looking Statements

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. In this press release, forward-looking statements can be identified by words such as “believes,” “expects,” “intends,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “under construction,” “in development,” “opportunity,” “target,” “outlook,” “maintain,” “continue,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, inflation, as well as factors that affect the software industry in general and other factors. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the Company, the global economy, and financial markets. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, including the impact on the Company’s reseller partners and the end customer markets they serve, among others. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
drew@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

WSTG@elevate-ir.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$29,315	$29,272
Accounts receivable, net of allowance for doubtful accounts of $912 and $881, respectively	114,963	122,502
Inventory, net	1,703	2,022
Vendor prepayments and advances	924	661
Prepaid expenses and other current assets	3,006	4,871
Total current assets	149,911	159,328

Equipment and leasehold improvements, net	2,104	1,932
Goodwill	15,821	17,188
Other intangibles, net	8,876	9,950
Right-of-use assets, net	1,442	1,628
Accounts receivable long-term	297	78
Other assets	432	459
Deferred income tax assets	120	189
Total assets	$179,003	$190,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$118,904	$134,271
Lease liability, current portion	488	475
Term loan, current portion	511	—
Total current liabilities	119,903	134,746

Lease liability, net of current portion	1,556	1,810
Deferred income tax liabilities	1,549	1,780
Term loan, net of current portion	1,554	—
Non-current liabilities	28	—
Total liabilities	124,590	138,336

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,459,096 and 4,424,672 shares outstanding, respectively	53	53
Additional paid-in capital	31,991	32,087
Treasury stock, at cost, 825,404 and 859,828 shares, respectively	(13,453)	(13,870)
Retained earnings	38,407	34,396
Accumulated other comprehensive loss	(2,585)	(250)
Total stockholders’ equity	54,413	52,416
Total liabilities and stockholders’ equity	$179,003	$190,752

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$139,182	$138,163	$67,863	$75,350

Cost of sales	114,716	116,341	55,377	64,371

Gross profit	24,466	21,822	12,486	10,979

Selling, general and administrative expenses	16,183	16,551	7,934	8,138
Amortization & depreciation expense	802	796	445	398
Total selling, general and administrative expenses	16,985	17,347	8,379	8,536

Income from operations	7,481	4,475	4,107	2,443

Interest, net	(17)	301	(7)	291
Foreign currency transaction (loss) gain	(298)	(66)	(442)	25
Income before provision for income taxes	7,166	4,710	3,658	2,759
Provision for income taxes	1,663	1,399	867	968

Net income	$5,503	$3,311	$2,791	$1,791

Income per common share - Basic	$1.24	$0.76	$0.63	$0.41
Income per common share - Diluted	$1.24	$0.76	$0.63	$0.41

Weighted average common shares outstanding - Basic	4,315	4,254	4,321	4,260
Weighted average common shares outstanding - Diluted	4,315	4,254	4,321	4,260

Dividends paid per common share	$0.34	$0.34	$0.17	$0.17

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

(Amounts in thousands, except per share data)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Six months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021
Adjusted Gross Billings (Non-GAAP) (1)

Net sales	$139,182	$138,163	$67,863	$75,350
Costs of sales related to sales where the Company is an agent	341,328	307,818	173,950	159,770
Adjusted gross billings (Non-GAAP)	$480,510	$445,981	$241,813	$235,120

(1)	We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to sales where the Company is an agent. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The table below presents net income reconciled to net income reconciled to adjusted EBITDA (2):

	Six months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income reconciled to adjusted EBITDA:

Net income	$5,503	$3,311	$2,791	$1,791
Provision for income taxes	1,663	1,399	867	968
Depreciation and amortization	802	796	445	398
Interest expense	40	36	24	18
EBITDA	8,008	5,542	4,127	3,175
Share-based compensation	714	616	344	337
Adjusted EBITDA	$8,722	$6,158	$4,471	$3,512

	Six months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021
Components of interest, net

Amortization of discount on accounts receivable with extended payment terms	$(8)	$(42)	$(6)	$(17)
Interest income	(15)	(295)	(11)	(292)
Interest expense	40	36	24	18
Interest, net	$17	$(301)	$7	$(291)

(2)	We define adjusted EBITDA, as net income, plus provision for income taxes, depreciation, amortization, share-based compensation and interest. We define effective margin as adjusted EBITDA as a percentage of gross profit. We provided a reconciliation of adjusted EBITDA to net income, which is the most directly comparable US GAAP measure. We use adjusted EBITDA as a supplemental measure of our performance to gain insight into our businesses profitability when compared to the prior year and our competitors. Adjusted EBITDA is also a component to our financial covenants in our credit facility. Our use of adjusted EBITDA has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, or similarly titled measures differently, which may reduce their usefulness as comparative measures.